EXHIBIT 11





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EXHIBIT 11



SEVENTH GENERATION, INC.

Calculation of Shares Used In Determining
Net Loss Per Common Share


                                                 Three Months Ended March 31,
                                                    1996              1995

Weighted Average Shares Outstanding
     During the Period                           2,428,791        2,428,791